EXHIBIT F




                    ON LETTERHEAD OF BARBARA J. SWAN, ESQUIRE


                                  July 31, 2000


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

               RE:    ALLIANT ENERGY CORPORATION, ET AL.
                      FORM U-1 APPLICATION/DECLARATION
                      (FILE NO. 70-9695)

Dear Sirs:

     I refer to the Form U-1 Application/Declaration, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed jointly with the Securities and Exchange Commission (the "Commission") by Alliant Energy Corporation ("Alliant Energy") and its wholly-owned, utility subsidiary, Wisconsin Power and Light Company ("WPL," and, together with Alliant Energy, the "Applicants"). I have acted as counsel for Alliant Energy and WPL in connection with the Application.

     In the Application, the Applicants request authority to: (i) acquire, for a nominal consideration not to exceed $125,000, a membership interest in American Transmission Company LLC (the "Transco"), a for-profit single purpose transmission company; and (ii) acquire, for a nominal consideration not to exceed $125,000, 100 shares of ATC Management Co. (the "Manager"), which will each have a par value of $1.00. Alliant Energy is also seeking authority to guaranty the Transco's payment obligations under a credit agreement, and to enter into a reimbursement agreement with the Transco.

     In connection with this opinion, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents of Alliant Energy and WPL, certificates of public officials and officers of Alliant Energy and WPL, and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

     I am of the opinion that, upon the issuance of your order or orders in this proceeding granting or permitting the Application to become effective with respect to such proposed transactions, and in the event that the proposed transactions are consummated in accordance with said Application and your order or orders in respect thereto:


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     (a)  all state laws applicable to the proposed transactions will have been complied with;

     (b) (i) the Transco is validly organized and duly existing, and (ii) the membership interests of the Transco to be acquired by WPL will be validly issued, fully paid and nonassessable, and WPL will be entitled to all of the rights and privileges of a member of the Transco as set forth in the Transco's articles of organization and operating agreement;

     (c) (i) the Manager is validly organized and duly existing, and (ii) the shares of the Manger to be acquired by WPL will be validly issued, fully paid and nonassessable and WPL will be entitled to all of the rights and privileges appertaining thereto set forth in the articles of incorporation and by-laws of the Manager.

     (d) WPL will legally acquire the membership interests of the Transco and the common stock of the Manager; and

     (e) the consummation of the proposed transactions will not violate the legal rights of the holders or any securities issued by Alliant Energy, WPL or any associate company thereof.

     I am an attorney licensed to practice in the State of Wisconsin and have acted as counsel to Alliant Energy and WPL in connection with the proposed transactions. I express no opinion with respect to the laws of any other State or jurisdiction.

     I hereby consent to the use of this opinion in connection with the Application.

                                        Sincerely,



                                        /s/ Barbara J. Swan


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